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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


        The following are the subsidiaries of the Company, for each of which the voting stock is 100% owned by the Company.

(1) RSI Holdings of Florida, Inc., incorporated in Florida. This corporation is inactive.

(2) Sunbelt Distributors, Inc., incorporated in South Carolina. This corporation is inactive.

(3) Wiegmann & Rose International Corp., incorporated in South Carolina. This corporation is inactive.

(4) HomeAdd Financial Corporation, incorporated in South Carolina.

(5) HomeAdd Financial Services Corp., a wholly owned subsidiary of HomeAdd Financial Corporation, incorporated in North Carolina.